Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Alpha Technology Group Limited on Amendment No.3 to its registration statement Form F-1 (File No. 333-273289) of our report dated March 24, 2023, with respect to our audits of the combined balance sheets of Neural Sense Limited and Techlution Service Limited as of September 30, 2022 and 2021, the related combined statements of operations, stockholder’s deficit and cash flows for the years ended September 30, 2022 and 2021, appearing the Prospectus. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, NY

October 18, 2023

NEW YORK OFFICE ● 7 Penn Plaza ● Suite 830 ● New York, New York ● 10001

Phone 646.442.4845 ● Fax 646.349.5200 ● www.marcumasia.com